Exhibit 10.11

PROPERTY MANAGEMENT AGREEMENT

For The Village at Riverside

THIS PROPERTY MANAGEMENT AGREEMENT (the “Agreement”) is made and entered into by and between SHP-The Village at Riverside LP, a Delaware limited partnership (“Owner”), and American Campus Management (Texas), Ltd., a Texas limited partnership (“Manager”):

WITNESSETH:

WHEREAS, Owner desires to engage Manager to manage and operate that certain real property located in Travis County, Texas and known locally as “The Village at Riverside” (the “Property”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, Owner and Manager mutually agree as follows:

ARTICLE 1. APPOINTMENT OF MANAGER

1.01 Appointment of Manager. Owner hereby appoints Manager and Manager accepts appointment as the sole and exclusive manager for the Property upon and subject to the terms and conditions set forth herein.

1.02 Term of Contract. The primary term of this contract shall commence date on which Owner acquires title to the Property (the “Closing Date”), and shall expire on that date which is five (5) years after the Closing Date, unless otherwise terminated in accordance with the provisions hereof. Upon the expiration of the original term, this Agreement will automatically renew on a month-to-month basis until termination as provided in Article 5 hereof or may be renewed for an additional three year term on the same terms and conditions as this agreement upon mutual consent of Owner and Manager.

1.03 Account Agency Agreement. Concurrent with the commencement of this Agreement, Owner and Manager shall enter into the Account Agency Agreement, attached as Schedule A, which Manager will use to open two (2) separate trust accounts for the Property. The first such account shall be designated the “Operating Account”. Funds shall be deposited in the Operating Account as they are made available by Owner’s lender pursuant to the documents evidencing Owner’s loan which is secured by the Property. Funds in the operating account shall be used by the Manager to pay all Operating Expenditures of the Property, as defined in Section 2.06, and any other payments relative to the Property as required by the terms of this Agreement. The second account shall be designated the “Security Deposit Account” and funds collected as security deposits shall be periodically deposited in such account. All funds in the Operating Account and Security Deposit Account shall be the exclusive property of Owner, and Owner shall have continuous access to both accounts, including but not limited to signatory access. Manager shall have concurrent signatory access to the Operating Account and Security Deposit Account.

It is understood that the Operating Account authorized by the Account Agency Agreement shall be an interest bearing checking account.

Manager and Owner shall, upon the reasonable request of a lender holding a first-lien mortgage covering the Property (“Lender”), execute all such documents reasonably requested by Lender to evidence that the Lender has been granted a first lien priority collateral assignment of and security interest in the Operating Account and the Security Deposit Account as security for amounts owed by Owner to Lender.

1.04 Independent Contractor Status. Manager is engaged in the business of managing properties as an independent contractor, and in that capacity, is serving as the property manager for the Property on behalf of Owner. Manager shall not be liable for any obligation or expenditure incurred on behalf of the Property or Owner if such obligation is incurred by Manager within the scope of Manager’s authority and pursuant to the Approved Operating Budget and the Approved Capital Budget (hereinafter defined). In contracting for services and products giving rise to the Operating Obligations as defined in Section 2.06, Manager shall be acting solely as Owner’s agent, and Owner agrees to indemnify, defend and save Manager, its principals and employees, harmless from and against all claims asserted and losses sustained by reason of such obligations, so long as Manager performs its duties in good faith within the scope of this Agreement and so long as Manager’s acts or omissions do not constitute gross negligence, willful misconduct, malfeasance or fraud; provided, however, that nothing contained herein shall require Owner to indemnify Manager for any liability arising from the gross negligence, willful misconduct, malfeasance or fraud of Manager, its principals or its employees, for which Manager hereby agrees to indemnify and hold Owner harmless from any loss, damages, liability, cost or expense (including reasonable attorneys’ fees and court costs) which Owner may incur on account thereof. Manager may advise any contracting party with whom it deals that Manager is acting as Owner’s agent, and that Manager shall have no liability for the obligation or expenditure, and may exact a commitment from the contracting party to look only to the Property or Owner for payment. Manager shall not be obligated to advance any sum of money for Owner or the Property, or lend its credit for the benefit of the Property.

1.05 Compliance with Building Regulations. With respect to the Property, any structure on the Property, or any equipment thereon, Manager agrees to exercise its best reasonable efforts to comply with the requirements of any building codes or with any statute, ordinance, law or regulation of any governmental body or official thereof, and to notify Owner promptly of any complaints, warnings, notices or summonses received by it relating to such matters. It is understood that Manager shall not be obligated to initiate a process of discovery requiring environmental testing or inspections not normally performed in the routine operation of the Property, unless specifically requested to do so by Owner in writing and at Owner’s expense. Owner represents that to the best of Owner’s knowledge the Property and all such equipment complies with all such legal requirements, and Owner authorizes Manager to disclose the ownership of the Property to any such officials and agrees to indemnify, defend and hold harmless Manager, its principals and employees, from and against all losses, costs, expenses, claims and liabilities whatsoever which may be imposed on, or asserted against, them by reason of any past, present or future violation, or alleged violation, of such laws, ordinances, statutes or regulations, including without limitation, environmental protection laws, unless any such

violations,	or alleged violations, are caused by the gross negligence, willful misconduct, malfeasance or fraud of Manager.

1.06 Manager’s Liability. Manager assumes no liability whatsoever for any acts or omissions of Owner, or any previous or subsequent owners or managers of the Property, or any agents or any previous or subsequent agents of either. Manager assumes no liability for any failure of, or default by, any tenant in the payment of any rent or other charges due Owner or in the performance of any obligations owed by any tenant to Owner pursuant to any lease or otherwise. Manager assumes no liability for violations of environmental or other building-regulations other than (i) to exercise its best reasonable efforts to comply with such regulations, and (ii) to promptly notify Owner of violations or hazards discovered. It is understood that Manager shall not be obligated to initiate a process of discovery requiring environmental testing or inspections not normally performed in the routine operation of the Property, unless specifically requested to do so by Owner in writing and at Owner’s expense. Manager assumes no responsibility or liability for the provision of security services or devices other than to supervise such contractor(s) providing security services for the Property. In the event that Manager engages security services or installs or changes security devices at the Property, Owner assumes any and all responsibility and liability for such services or devices and Owner shall indemnify, defend and hold harmless Manager, its principals and employees from and against any and all losses, costs, expenses, claims and liabilities, arising out of the provision of any security services or any security devices at the Property.

ARTICLE 2. MANAGER’S DUTIES AND RESPONSIBILITIES

2.01 Proposed Management Plans. Within thirty (30) days after the date of this Agreement, Manager and Owner shall develop and prepare a “Marketing Plan”, “Operating Budget”, and “Capital Budget” (collectively, the “Management Plans”), which describe in detail the plans for the promotion, operation, repair and maintenance of the Property for Owner’s fiscal year ending December 31, 2001. Subsequent proposed Management Plans shall be submitted to Owner for approval sixty (60) days prior to the beginning of the next fiscal year.

Owner will review the proposed Management Plans and will consult with the Manager prior to the commencement of the forthcoming fiscal year in order to agree on an “Approved Marketing Plan”, “Approved Operating Budget”, and “Approved Capital Budget”. Owner’s approval or rejection of Management Plans shall be within the sole reasonable discretion of Owner; however, all Management Plans submitted to Owner for review will be considered “Accepted and Approved” if there has been no specific written objection thereto from Owner within sixty (60) days from the date they were respectively submitted until otherwise notified by Owner in writing.

2.02 Approved Marketing Plan. The Approved Marketing Plan shall establish rental rates, rental terms, tenant concessions, and implement marketing strategies for the Property, subject to the Approved Operating Budget. Manager shall supervise the preparation of all advertising layouts, brochures, campaigns, and model apartments. Advertising and promotional materials shall be prepared in full compliance with Federal, State, and, if applicable, Municipal fair housing laws, and Manager shall not use Owner’s name in such advertising literature without such party’s express written approval.

2.03 Leasing. Manager shall exercise its reasonable efforts to obtain and keep tenants in the Property. Manager is authorized on behalf of Owner, subject to the leasing parameters set forth in the Approved Marketing Plan, to negotiate, prepare, present and execute all leases, including all renewals and extensions of leases and modifications of existing leases. The standard lease forms, as approved by Owner, shall be used with such non-material modifications as Manager shall reasonably approve.

2.04 Security Deposits. Manager is authorized to establish requirements for security deposits, in accordance with the Approved Marketing Plan, and shall collect and refund security deposits in accordance with laws and the terms of each tenant’s lease. If required by statute, Manager will deposit security deposits into a separate interest bearing account and pay tenants the interest earned on such deposit; otherwise, Manager will deposit security deposits into the Security Deposit Account. When Manager deems appropriate, Manager may off-set tenant charges with forfeited security deposit amounts and disburse any surplus security deposits from the Security Deposit Account.

2.05 Collection of Rents and Enforcement of Leases. Manager shall exercise its reasonable efforts to promptly collect all rents and other charges for services provided in connection with the use or occupancy of the Property. All monies collected shall be promptly (i.e., daily) deposited in the Operating Account in trust. Manager shall be authorized to institute the following actions: (a) terminate tenancies, (b) sign and serve such notices as are deemed necessary by Manager, (c) institute and prosecute actions to evict tenants, and recover rents and other sums due, and (d) settle, compromise and release such actions or suits or reinstate such tenancies. Attorney’s fees, filing fees, court costs, and other reasonable expenses incurred in connection with such actions and not recovered from tenants shall be paid out of the Operating Account. Manager may select the attorney of its choice to handle such litigation unless otherwise directed by Owner.

2.06 Approved Operating Obligations. The term “Operating Obligations” shall mean the aggregate of all obligations incurred by Manager, or any agent on its behalf, in connection with or arising from the ownership, operation, management; repair, replacement, maintenance, and use or occupancy of the Property including without limitation expenditures for any of the following: (i) license and permit fees, landowner association fees, real estate and personal property taxes and assessments, and all other charges of any kind and nature by any governmental or public authority; (ii) management fees and reimbursable expenses incurred by Manager; (iii) advertising and marketing expenses, and leasing fees and commissions; (iv) legal, accounting, engineering, and other professional and consulting fees and disbursements; (v) accounts payable to contractors and vendors providing labor, material, services and equipment to the Property; (vi) premiums for insurance paid with respect to the Property or the operations thereof (vii) tenant improvements and property and equipment maintenance, repairs and replacements (including property used in connection with the Property) and segregated reserves therefor; (viii) refunds of security or other deposits to tenants and contracting parties; (ix) funds reserved for contingent or contested liabilities, insurance premiums, and other amounts not payable on a monthly basis; (x) service contracts and public utility charges and assessments; (xi) personnel administration charges and pre-employment screening and testing costs; (xii) on-site payroll costs including salary and wages, incentive bonuses, holiday and vacation pay, insurance benefits, worker’s compensation premiums or allocable costs for self insurance of such matters, pension and health and welfare payments, payroll taxes and other governmental assessments so long as such salary and wage costs and benefits conform to the Approved Operating Budget; and (xiii) costs of credit reports, bank charges and like matters. The payment of Operating Obligations shall constitute “Operating Expenditures.”

2.07 Approved Operating Budget. The Approved Operating Budget shall constitute an authorization for Manager to expend the amounts approved from the Operating Account; however, no single expenditure made for these purposes shall exceed the approved budget by more than five percent (5%) by line item, or $5,000.00 in the aggregate, without Owner’s written authorization. Manager shall exercise its best reasonable efforts to ensure that the actual costs of maintaining and operating the Property shall not exceed the Approved Operating Budget, and significant year-to-date budget variances will be explained to Owner each month.

In cases of emergency, Manager may make expenditures for repairs which exceed the aforementioned spending limit without prior approval, if it is necessary, in the reasonable judgement of Manager, to prevent imminent damage to property or injury to persons. Manager will promptly notify Owner of any such emergency expenditures but no later than three (3) days following such emergency repair, describing the cause of such emergency, the repairs undertaken in connection with such emergency, and the cost of such emergency repairs.

2.08 Approved Capital Budget. The Approved Capital Budget shall constitute an authorization for Manager to expend the amounts approved for capital acquisitions and improvements; however, any capital expenditure over $10,000.00 shall be awarded on the basis of competitive bidding, solicited in the following manner:

(a)	A minimum of two (2) written bids shall be obtained for each purchase where practicable.

(b)	Each bid will be. solicited in a form so that, to the extent feasible, uniformity will exist in the bid quotes.

(c)	Manager shall provide Owner with all written bid responses accompanied by Manager’s recommendations as to the most acceptable bid.

(d)	Owner shall be free to accept or reject any or all bids.

Owner shall communicate to Manager its acceptance or rejection of bids in writing. Owner shall be responsible for capital expenses, and may pay same from its own resources or may authorize payment by Manager out of available surplus funds in the Operating Account. Manager must first obtain written approval of Owner before incurring any costs in excess of the approved Capital Budget on a line item basis.

2.09 Public Utility and Service Contracts. To the extent required, Manager shall negotiate and execute, on behalf of and in the name of Owner or the Property, contracts for water, electricity, gas, telephone, television, vermin or pest extermination, and any other services which are, in Manager’s opinion, reasonably necessary to properly serve and maintain the Property. All required utility deposits will be the responsibility of the Owner and each contract shall: (a) be in the name of, and expense of, the Owner, (b) include a provision for cancellation thereof by Owner or Manager upon not more than 30 days written notice, (c) require all contractors providing services to provide evidence of insurance as specified by Owner, and (d) be subject to bid under the procedure as specified in Section 2.08 if requiring monthly payments in excess of $2,500.00. Owner shall be credited with any discounts, rebates, or commissions obtained in connection with any such purchases or service contracts.

2.10 On-Site Property-Employees. Manager is authorized to screen, test, investigate, interview, hire, supervise, discharge, and pay all personnel necessary to maintain and operate the Property, subject to this Agreement and the Approved Operating Budget. Alternatively Manager may elect to contract with an employment contractor to provide the on-site employees for the Property and to conduct the employment-related functions referred to in the immediately preceding sentence, so long as such employment-related costs conform to the Approved Operating Budget Such personnel shall in every instance be employees of Manager (or of such employment contractor), and Owner shall have no right to supervise or direct such employees. Notwithstanding the foregoing, if Owner alters any material instructions or direction given to the Property employees, or if Owner assumes the supervision of the Property employees, then Owner shall be liable and responsible for such action. It is understood and agreed that all Property employees may not devote one hundred percent (100%) of their respective time to the operation of the Property, and such Property employees shall be deemed to be Property employees only to the extent of their respective time devoted to the Property, and the salary and fringe benefits of such Property employees shall be commensurately prorated. Manager (or the employment contractor selected by Manager) assumes the responsibility for timely compliance with all applicable laws regarding such employees, and in connection with such responsibility, Manager hereby indemnifies (or shall cause the employment contractor to indemnify) and holds Owner harmless front; any and all fees, expenses, fines and penalties which may be assessed against Manager (or the employment contractor) for any failure by Manager (or the employment contractor) to comply with employment-related laws and regulations. Except as set forth in the previous sentence, Manager (or the employment contractor) shall be reimbursed from the Operating Account for all costs related to pre-employment testing and screening and for all payroll related costs pursuant to attached Schedule B, so long as all such costs conform to the Approved Operating Budget.

2.11 Debt Service and Tax Payments. If requested by Owner in writing and if sufficient funds are available in the Operating Account to satisfy all outstanding (and reasonably anticipated) Operating Obligations of the Property, Manager will apply any surplus operating funds to pay (to the extent of such surplus funds) the debt service and taxes due pursuant to any Federal, State, County or Municipal authority, or other similar body having jurisdiction thereover. Manager, however, shall not take any action under this Section 2.11 with respect to the payment of taxes so long as Manager has been notified in writing that Owner is contesting, or intends to contest, any such, taxes. Owner will supply all information necessary for Manager to comply promptly with these requirements.

2.12 Financial Recordkeeping. Manager shall maintain, at Manager’s premises, accounting records based on Owner’s fiscal year-end set forth in Section 2.01. Manager shall use its own chart of accounts as approved by Owner, and monthly financial statements will be cut-off approximately ten (10) days prior to month-end. Property revenues and expenditures will be accounted for on Generally Accepted Accounting Principles basis and cash basis.

2.13 Financial Reports. Manager shall furnish those monthly reports of collections, disbursements, and other accounting matters which are listed on the attached Schedule C. Such reports will be sent to Owner not later than the 20th of each month and shall contain data and analysis with respect to the previous month’s financial activities at the Property, as well as year-to-date reports and shall provide an explanation of significant variances to budgeted amounts. To support the monthly financial reports, Manager shall maintain at Manager’s premises copies of the following:

(a)	Bank statements, bank deposit slips and canceled checks.

(b)	Comprehensive bank reconciliations.

(c)	Detailed cash receipts records.

(d)	Summaries of adjusting journal entries.

(e)	Supporting documentation for payroll, payroll taxes and employee benefits.

(f)	Other relevant documentation, reports and analyses that may be required by Lender or Owner.

2.14 Owner’s Right to Audit. Owner reserves the right to conduct an examination of the books and records maintained by Manager for Owner, and to perform any and all audit tests relating to Manager’s activities, either at the Property, or at any office of the Manager; provided such examination and tests are related to those activities performed by Manager for Owner. Any and all such audits conducted either by Owner’s employees or appointees will be at the sole expense of Owner. Manager will assist and prepare materials requested regarding any such audit.

2.15 Management Duties and Operations. Manager, in fulfilling its duties and obligations under this Agreement, shall operate, manage, and lease the Property, in the same manner as is customary and usual in the operation, management and leasing of comparable student residential facilities and shall provide such services as are customarily provided by operators of such complexes of comparable class and standing as the Property, and shall act solely with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of any enterprise of a like character and with like aims. In addition to the other obligations of Manager set forth herein, and consistent with the forgoing, Manager shall render the following services and perform the following duties for Owner: (a) coordinate the plans of tenants or sub-tenants for moving into the Property or out of it, with a view towards scheduling such movements so that there shall be a minimum of inconvenience to other tenants; (b) maintain business-like relations with tenants whose service requests shall be received, considered and recorded in a prompt and systematic fashion in order to show the action with respect to each which shall be consistent with Owner’s lease obligations; (c) use its best reasonable efforts at all times during the term of this Agreement to maintain the Property according to the highest standards achievable consistent with operation of comparable student residential complexes; (d) subject to the Management Plans, cause all such acts and things to be done in or about the Property as shall be necessary or desirable to comply with any and all laws, orders, rules and regulations, or to remove any and all violations affecting the Property placed thereon by any federal, state, county or municipal authority having jurisdiction thereover, except that if the costs of compliance with any such order or to remove any such violation are in excess of the Approved Operating Budget, but failure to comply would or might expose Owner or Manager to criminal liability, Manager may cause such order to be complied with or such violation to be removed in the same manner and subject to the same requirements set forth in section 2.07; (e) cause to be prepared and filed all necessary forms relating to the maintenance and operation of the Property required by any federal, state, county or municipal authority; (f) cooperate with Owner’s accountants, auditors and other representatives in regard to the annual audit and periodic inspection of the books of account of Owner; (g) cooperate with Owner’s accountants in regard to the preparation and filing on behalf of Owner of federal, state, city and other income or other tax returns required by any governmental authority (including the preparation and filing by Manager of any applicable IRS Form 1099 within the time required by law); (h) when the books of tentatively assessed valuations of the taxing authority having jurisdiction over the Property are opened for public inspection in each year, ascertain the assessment of the Property, report each assessment to Owner, and if required by Owner, cooperate with Owner’s attorneys and other representatives in the preparation of applications for correction of the assessed evaluation and/or tax liability; (i) promptly investigate and make a full written report to Owner and insurance carrier(s) as to all alleged accidents and/or alleged claims for damages, of which Manager becomes aware in the normal course of its operation of the Property, related to the ownership, operation, management and maintenance of the Property (including any personal injury or property damage occurring to or claimed by any tenant or third party on or with respect to the Property) and the estimated cost of repair; Manager shall acquaint itself with all the terms and conditions of all insurance policies, cooperate with all insurance carriers, and shall do nothing to jeopardize the rights of Owner and/or any other party insured under such policies; Manager shall forward to the insurance carrier any summons, subpoena or other similar legal documents served upon Manager with copies to Owner, (j) enforce any environmental clause in any lease and immediately notify Owner of any dumping, use or leakage of any applicable toxic waste or material in or near the Property of which Manager has knowledge; (k) cause an inventory to be taken at least annually of all major furniture, office equipment, materials, supplies, maintenance tools and any other major equipment or material belonging to Owner or the Property, and (1) set up and maintain orderly and accurate files containing rent records, leases and sub-leases, lease briefs (pursuant to the lease brief form which shall be agreed upon by Owner and Manager), tenant improvements committed and made, leasing commissions paid or incurred, correspondence, receipted bills and vouchers and all other documents and papers pertaining to the Property and the operation and maintenance thereof, the same to be and at all times to remain the property of Owner, and Manager shall deliver same to Owner promptly upon termination of this Agreement.

ARTICLE 3. OWNER’S DUTIES AND RESPONSIBILITIES

3.01 Initial Deposit Into Operating Account. At closing Owner shall remit to Manager an amount to be determined at closing, which amount will be deposited in the Operating Account as an initial deposit representing the estimated disbursements to be made in the first month following the commencement of this Agreement. Furthermore, the Operating Account shall maintain a balance of at least $10,000.00 at all times in excess of amounts necessary to cover Operating Obligations next coming due with respect to the Property.

3.02 Transfer of Funds to the Operating Account. In the event that funds in the Operating Account become insufficient to cover all Operating Obligations, Owner agrees to, within five (5) days after notice, deposit in the Operating Account sufficient funds to cover the deficiency. Manager shall not be obligated to advance its own funds on behalf of the Owner, or incur any liability in its own name.

3.03 Manager’s Compensation. Owner agrees to pay Manager for services rendered in managing the Property in accordance with and subject to the terms of this Agreement the fees specified in the attached Schedule D. Manager’s compensation shall be paid from the Operating Account or if necessary, funded by Owner pursuant to Section 3.02 above. Manager agrees to subordinate any rights to payment under this agreement to the Lender’s liens described in the Loan Documents (hereinafter defined).

3.04 Manager’s Costs to be Reimbursed. Owner agrees to promptly reimburse Manager for costs incurred in managing and leasing the Property in accordance with the terms of this Agreement as specified in the attached Schedule B. Manager’s reimbursement shall be made from the Operating Account or if necessary, funded by Owner pursuant to Section 3.02 above.

ARTICLE 4. INSURANCE AND INDEMNIFICATION

4.01 Property and Liability Insurance. Upon the execution of this Agreement, Manager shall, on behalf of Owner and at Owner’s expense, immediately obtain and keep in force at all times insurance as is (a) required to be maintained by Owner pursuant to the terms and provision of any mortgage, deed of trust or loan agreement (“Loan Documents”) covering or securing the Property, or any portion thereof, and/or (b) hereafter specified by Owner from time-to-time, to protect Owner, Manager and any lender against physical damage (e.g., fire with extended coverage endorsement, boiler and machinery) and against liability for loss, damage, or injury to property or persons which might arise out of the use, occupancy, management, operation or maintenance of the Property. Such insurance shall be obtained, carried and maintained in accordance with the terms and provisions of the Loan Documents. Such insurance shall provide for the payment of all costs of defense of any claims. Any deductible required under such insurance policies shall be Owner’s expense. Manager may elect to maintain, at Manager’s expense, additional separate insurance to cover its own risks, and in such event such insurance shall not be available to cover risks of loss or claims made against the Property or Owner.

Manager shall furnish Owner with (a) upon the commencement of the Term hereof, certificates evidencing such insurance and (b) within twenty (20) days after the commencement of the Term hereof, duplicate copies of such policies. The certificates evidencing insurance shall have attached thereto an endorsement from the actual policy that each of Owner, Manager and any lender shall be given at least thirty (30) days written notice (by certified mail) prior to cancellation, non-renewal, or any material change in the subject policy. In the event certificates of insurance are not furnished to Owner within the time limits specified in this Section, or in the event that any insurance coverage required hereunder is the subject of any notice of cancellation or default, or any change materially reducing Owner’s and Manager’s protection thereunder and Manager fails to immediately take such action as may be necessary to continue or reinstate the required coverage, or in the event that any coverage is reduced below that which is required pursuant to this Agreement, Owner may, but shall not be obligated to, secure the required insurance and pay all premiums and acquisition costs therefore out of the Operating Account at the sole expense of the Owner.

4.02 Workers’ Compensation Insurance. Manager shall, at Owner’s expense, maintain workers’ compensation insurance (or a substitute form of insurance providing roughly equivalent protection) covering all employees of Manager employed in, on, or about the Property so as to provide statutory benefits required by state and federal laws. Manager shall be reimbursed by Owner for the cost of providing workers’ compensation insurance pursuant to the attached Schedule B.

4.03 Fidelity Insurance. Manager will maintain, at Manager’s expense and not as an Operating Expenditure, a comprehensive fidelity insurance policy to include depositors forgery in amounts of not less than $250,000 per employee of Manager. Such fidelity insurance policy will be endorsed to provide that it may not be canceled or altered without 30 days prior written notice to Owner. Such fidelity insurance coverage shall contain a deductible no greater than $10,000.00, and any such deductible shall be satisfied and paid solely by Manager. Within ten (10) days of execution of this agreement, Manager will furnish a certificate of insurance to Owner evidencing coverage.

4.04 Indemnification.

(a)	It is the Owner’s and Manager’s intent to look initially to the insurance coverage required pursuant to Sections 4.01, 4.02 and 4.03 above for both legal defense and payment of any applicable claims, without regard to the following indemnities. Therefore, the parties agree that, notwithstanding any indemnity language to the contrary, in the event that a claim, liability, loss or expense arises which is covered by the insurance required pursuant to Sections 4.01, 4.02 and 4.03 above, Owner and Manager shall cause such insurance to be paid in accordance with such policies, and to the extent of such payment, the indemnities provided below, shall not apply. To the extent insurance is not available, or any claim is not fully paid by applicable insurance, the parties agree that the following indemnities shall control. As to any claims paid by insurance, the parties agree to waive all rights of subrogation, provided that such waiver does not invalidate any insurance policy or materially adversely affect the premium rates for such insurance.

(b)	Owner shall indemnify, defend and hold harmless Manager, its principals and employees (collectively referred to as “Manager” for the purposes of this subsection 4.04(b)), from and against any and all claims, proceedings, liabilities, losses, costs and expenses (including reasonable attorneys’ fees and costs of defense) incurred by or asserted against manager as a result of any act or omission (or allegation thereof, including allegations of simple negligence) by (i) Owner or (ii) Manager in its capacity as the property manager, including but not limited to any liability for which insurance coverage is required pursuant to Section 4.01 above and not actually provided by Owner. Notwithstanding the foregoing, Manager shall not be indemnified by Owner for acts or omissions constituting Manager’s gross negligence, willful misconduct, malfeasance or fraud in excess of the coverage provided by the insurance coverage required pursuant to Sections 4.01, 4.02 and 4.03 above. Nothing in this Section 4.04 or elsewhere in this Agreement shall be construed to release Manager from liability to the Owner for a breach or violation of any of the covenants, duties and obligations to be performed by Manager under the terms of this Agreement.

(c)	Manager shall indemnify, defend and hold harmless Owner and Owner’s officers, directors, shareholders, employees, partners, principals, attorneys and agents (collectively referred to as “Owner” for the purposes of this subsection 4.04(c)), from and against any and all claims, proceedings, liabilities, losses, costs and expenses (including reasonable attorneys’ fees and costs of defense) incurred by or asserted against Owner, in excess of the insurance coverage required pursuant to Sections 4.01, 4.02 and 4.03 above, as a result of any act or failure to act by Manager if Manager is finally found by a court of competent jurisdiction to have acted in a manner adjudged to constitute gross negligence, willful misconduct, malfeasance or fraud.

4.05 Expenses of Litigation. Without limiting the foregoing, Owner shall pay all expenses incurred by Manager, including, but not limited to, costs of defense and reasonable attorneys’ fees, and any liability, fines, penalties or the like, in connection with (i) any claim subject to indemnity by Owner under Section 4.04 above and (ii) any claim, proceeding, or suit involving an alleged violation of any law, regulation or ordinance pertaining to fair employment, fair credit reporting, environmental protection, rent control, taxes, or fair housing, including, but not limited to, any law, regulation or ordinance prohibiting discrimination on the basis of race, sex, sexual orientation, creed, color, religion, national origin or mental or physical handicap; provided, however, that Owner shall not be responsible to Manager, and will be reimbursed by Manager for any such claims or expenses relating to such claim, proceeding or suit, in the event Manager is finally adjudged to have willfully, and not merely in a vicarious capacity, violated any such law, regulation or ordinance.

ARTICLE 5. TERMINATION

5.01 Immediate Termination.

5.01.01 This Agreement may be terminated by Owner upon thirty (30) days’ prior written notice thereof to Manager. Upon the effective date of such termination, Owner shall pay to Manager all fees then accrued, plus complete reimbursement of Manager’s costs as specified in the attached Schedule B.

5.01.02 Manager may terminate this Agreement by written notice thereof to Owner if Owner fails to cure a deficiency or to deposit sufficient funds in the Operating Account to cover all current Operating Obligations as required by Section 3.02 or if Owner fails to pay in a timely manner the fees due to Manager, or fails to comply with each of its other obligations under this Agreement, and such failure continues for thirty (30) days after Owner’s receipt of written notice of such default from Manager. Such notice to terminate shall not affect or impair any right which has accrued to either party prior to the date of such notice.

5.02 Termination by 30-Day Notice. Following the end of the primary term of this Agreement, if this Agreement is not extended pursuant to Section 1.02 hereof, this Agreement shall convert to a month-to-month basis, and either party may terminate this Agreement, without cause, by giving the other party at least thirty (30) days prior notice in writing. Such notice shall not affect or impair any right which has accrued to either party prior to the date of such notice.

5.03 Termination For Cause. Owner may terminate this Agreement for cause at any time during the term (or any renewal of the term) of this Agreement, by giving to Manager notice that the Agreement shall cease immediately upon Manager’s receipt of such notice and that no further fees or expenses shall be payable to Manager thereafter, other than reimbursement of expenses properly documented and supported by invoices or receipts. Termination for cause shall consist of Manager’s (or Manager’s employee’s) gross negligence, willful misconduct, malfeasance or fraud.

5.04 Termination on Sale, Destruction. This Agreement will automatically terminate (i) upon the sale, destruction, seizure or taking by eminent domain or foreclosure of the Property, or (ii) upon the termination of the Owner’s right to possession of or right to collect and retain the rents from the Property. If possible, Owner will endeavor to provide to Manager thirty (30) days’ prior written notice of any such event.

5.05 Owner Responsible for Payments. Owner will be responsible for the direct handling and payment of invoices received after notice of termination, provided that to the extent of available operating funds in the Operating Account, Manager may, but shall not be required to do so, continue to pay obligations incurred by the Property through the termination date, but not including Manager’s fees and reimbursements. Upon notice of termination, Manager will submit to Owner an estimate of the additional funds required to pay all Operating Obligations incurred by the Property through the termination date. Owner will promptly remit all additional funds required by such estimate, and Manager will not be obligated to advance its own funds for payment of obligations incurred on behalf of the Property or Owner.

5.06 Final Accounting.

(a)	Concurrently with the date of the termination of this Agreement, Manager shall deliver to Owner (or shall relinquish Manager’s control over) all funds in all accounts related to the Property, including the Operating Account and any account for Security Deposits.

(b)	Within thirty (30) days after termination, Manager shall deliver to Owner:

(i)	A final accounting, reflecting the balance of income and expenses pertaining to the Property as of the date of termination.

(ii)	All original records, contracts, leases, receipts or deposits, unpaid bills and other papers or documents in Manager’s custody or control necessary to the management of the Property.

5.07 Manager’s Retention of Copies. Manager shall be entitled to retain copies of or have reasonable access upon request to all documents referred to in paragraph 5.06(b)(ii).

5.08 No Waiver of Rights. No termination of this Agreement shall operate, however, to waive, diminish or impair any right that has accrued to either party to the date of termination, nor shall any such termination impair either party’s right to indemnity under this Agreement.

ARTICLE 6. NOTICES, ETC.

6.01 Notices. All notices provided for in this Agreement shall be in writing and shall be given to Owner or Manager at the address set forth below or at such other address as they individually may specify thereafter by written notice in accordance herewith and shall be delivered (i) by hand delivery, (ii) by certified mail, return receipt requested or (iii) by facsimile transmission:

if to Owner:	SHP-The Village at Riverside LP c/o RSVP 333 Earle Ovington Blvd. Suite 1030 Uniondale, NY 11553 Attention: Frank Adipietro Fax: 516-465-2801

if to MANAGER:

American Campus Management (Texas), Ltd. 701 Brazos Suite 700 Austin, Texas 78701 Attention: Thomas Trubiana Fax: 512-479-4067

Such notices shall be deemed effective upon actual receipt (if delivered by hand delivery or facsimile), or three (3) business days after postmarked by the United States Postal Service (if delivered by certified mail, return receipt requested).

6.02 Consents and Approvals. All consents and approvals and waivers required or asserted hereunder shall be in writing, signed by the party against whom such consent, approval, waiver or notice is urged, provided that no written consent or approval of Owner or its representative shall be required for any action that Manager may, in its reasonable good faith judgment, find it necessary to take in the event of an emergency. Owner designates the person(s) listed in Section 6.01 as the person(s) from whom any consents or approvals required hereunder may be obtained. Owner further agrees to give Manager notice of any change in the designation, provided that Owner shall at all times designate at least one person from whom consents or approvals required hereunder may be obtained, and shall furnish to Manager current information concerning the address and telephone number at which such person may be contacted at all times. Until Manager has received actual notice of such change, Manager shall be entitled to rely on any consents or approvals given by the previously designated person in connection with any matters hereunder.

6.03 Cooperation. Owner will keep Manager advised of its complete name at all times, including any change of such name. Owner and Manager will cooperate to facilitate and promote the mutual objectives of managing the Property.

6.04 Assignment. No assignment of this Agreement may be made by Manager without the prior written consent of Owner. No such assignment by Manager shall be effective unless (i) the assignee shall have first assumed, in writing, the obligations to be performed by the assignor, and (ii) an executed copy of the assignment and the assumption shall have been delivered to and approved by the non-assigning party hereto. Owner may assign this Agreement without the Manager’s consent, provided that Owner gives Manager prior written notification of such assignment. Any permitted assignment shall relieve the assigning party from all further liability for performance hereunder except for obligations theretofore accrued. Notwithstanding the foregoing, Manager hereby agrees that Owner may collaterally assign its rights under this Agreement and its rights in and to the Operating Account and Security Deposit Account, to Lender to secure indebtedness of Owner to Lender.

6.05 Pronouns. Where appropriate to the context, words of one gender include all genders, and the singular includes the plural and vice versa.

6.06 Amendments. This Agreement may not be modified except in a written instrument signed by the parties.

6.07 Representations. Manager represents and warrants that it is fully qualified to manage real estate and perform all obligations assumed by Manager hereunder. Manager agrees to comply with all such laws now or hereafter in effect. Manager represents that it is both competent and experienced in the field of management of residential and commercial properties of the type, size, and class of properties similar to the Property. Manager has made no representations to Owner except as are set forth herein.

6.08 Complete Agreement. This Agreement together with all schedules attached hereto and made part thereof, supersedes all previous agreements, understandings and representations made by or between the parties hereto.

6.09 Governing Law. The parties acknowledge that Manager maintains its principal place of business and offices in Austin, Texas, and that all decisions of Manager with regard to the Property will be subject to review from Austin, Texas. This Agreement shall therefore be governed by and construed in accordance with the laws of the State of Texas, and all obligations hereunder shall be deemed performable in Travis County, Texas.

6.10 Legal Construction. In case any one or more of the provisions contained in this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalid provision shall be deemed severable, and shall not affect the validity or enforceability of any other provisions of this Agreement, all of which shall remain fully enforceable.

6.11 Captions. The captions used in this Agreement are solely for convenience, and shall not be deemed to constitute a part of the substance of the Agreement for purpose of its construction.

6.12 Competitive Projects. Manager may, individually or with others, engage in or possess an interest in any other projects and ventures of every nature and description, including, but not limited to, the ownership, financing, leasing, operation, management, brokerage, development and sale of real property and building projects other than the Property, whether or not such other ventures or projects are competitive with the Property.

6.13 Arbitration. Except as otherwise herein provided, if any controversy should arise between the parties in the performance, interpretation or application of this Agreement, either party may serve upon the other a written notice stating that such party desires to have such controversy reviewed by a board of three (3) arbitrators to be appointed or recommended by the American Arbitration Association (the “Association”) (or if such appointment is not possible, to be appointed within thirty (30) days one by each party and a third by the two so appointed, from a list of available arbitrators supplied by the Association). Such arbitration shall be conducted according to the rules of such Association. The decision and award of a majority of the arbitrators shall be binding upon both Owner and Manager and shall be enforceable in any court of competent jurisdiction. Such decision and award may allocate the costs of such arbitration to one of the parties or disproportionately between the parties.

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the          day of December, 2000.

OWNER:	SHP-The Village at Riverside LP, a Delaware limited partnership

	By:	SHP-The Village at Riverside GP LLC, general partner

		By:	/s/ Frank Adipietro
		Print Name:	Frank Adipietro
		Title:	President
Date:

MANAGER:	AMERICAN CAMPUS MANAGEMENT (TEXAS), LTD.

	By:	American Campus Management (Texas) GP, LLC, general partner

		By:	/s/ Thomas Trubiana
		Print Name:	Thomas Trubiana
		Title:	President
Date:

SCHEDULE A

ACCOUNT AGENCY AGREEMENT

This Account Agency Agreement is made by and between AMERICAN CAMPUS MANAGEMENT (TEXAS), LTD., a Texas. limited partnership (“Manager”), and SHP-THE VILLAGE AT RIVERSIDE LP, a Delaware limited partnership (“Owner”).

NOW, THEREFORE, the parties hereto agree as follows:

1. Ownership. Owner represents and warrants to Manager that it is the owner of a fee interest in and to that certain real property (the “Property”) in Travis County, State of Texas. Owner also agrees to immediately advise Manager in writing of any change in ownership of the Property, or in the legal or assumed name of the Owner.

2. Operating Account. Manager agrees to establish a demand deposit account (“Operating Account”) with Lender from funds equal to [to be determined] constituting the initial deposit referred to in Section 3.01 of that certain Management Agreement executed between the parties hereto this date. Manager agrees that Owner is the legal and beneficial owner of all funds on deposit in the Operating Account. Manager will not commingle any other funds with those maintained in the Operating Account and shall not withdraw any amounts therefrom except as provided herein or in the Management Agreement executed of even date herewith between Manager and Owner.

3. Security Deposit Account. Manager agrees to establish a demand deposit account (“Security Deposit Account”) with Lender from funds equal to $100.00 constituting the initial deposit. The Manager shall deposit all security deposits into the Security Deposit Account, with such funds to be held in accordance with tenant leases and disbursed as provided in such tenant leases. Manager agrees that Owner is the legal and beneficial owner or all funds on deposit in the Security Deposit Account. Manager will not commingle any other funds with those maintained in the Security Deposit Account and shall not withdraw any amounts therefrom except as provided herein or in the Management Agreement executed of even date herewith between Manager and Owner.

4. Operating Account Access. Owner and Manager acknowledge and agree as follows:

A. Manager shall act as the paying agent for Owner and, in the conduct of its business related to the Property, shall have the right to withdraw funds from the Operating Account for payment of operating expenses, capital expenses and other sums in accordance with the terms and provisions of this Agreement, and the Lender may rely on Owner’s delegation of this right to Manager. In addition, Owner shall have full power and authority to withdraw any and all funds deposited in the Operating Account, and upon doing so, will immediately notify Manager.

B. Owner shall rely exclusively on Manager to receive all correspondence and statements of information with respect to the Property, the Operating Account and the

Security Deposit Account. All correspondence and statements of information related to Lender should be received directly by the Owner and copied to the Manager.

5. Information Returns (IRS Form 1099-Misc. Reporting). Owner and Manager acknowledge and agree as follows:

A. Manager shall transmit to the Internal Revenue Service, appropriate Statements for Recipients of Miscellaneous Income for payments made from the Operating Account.

B. Manager has the authority to sign the transmittal on behalf of Owner.

C. Manager has the responsibility, conferred on it by Owner, to request the Tax Identification Number of recipients or others for whom information is being reported.

6. Termination. This Agreement will terminate when Manager ceases to manage Owner’s Property and Manager closes the Operating Account.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers effective as of the          day of December, 2000.

AMERICAN CAMPUS MANAGEMENT (TEXAS), LTD.			SHP-THE VILLAGE AT RIVERSIDE LP

			By:	SHP-The Village at Riverside GP LLC, general partner

By:	/s/ Thomas Trubiana		By:	/s/ Frank Adipietro
	Print Name:	Thomas Trubiana		Print Name:	Frank Adipietro
	Title:	President		Title:	President
	Date:			Date:

SCHEDULE B

MANAGER’S COSTS TO BE REIMBURSED – STATE OF TEXAS

I. Direct payroll costs of employees assigned on-site duties in accordance with the Approved Operating Budget:

A.	Regular, overtime and holiday pay

B.	Bonuses, if applicable

C.	Annual leave time (vacation and illness) allowed by Manager’s employment policy

II. Payroll taxes and related personnel costs of employees assigned on-site duties, which are calculated based on the total payroll per pay period and which are subject to periodic change with written notice to Owner of effective date of such change:

A.	Group Life and Major Medical Insurance

B.	Social Security (FICA)

C.	Medicare

D.	State Unemployment Taxes

E.	Federal Unemployment Taxes

F.	Workers’ Compensation Insurance

G.	On-site Personnel Administrative Costs

–	Hiring and personnel file maintenance

–	Preparation of quarterly and annual IRS reports

–	Payroll service bureau data processing costs

–	Unemployment claims control

–	Group medical claims control

–	Workers’ Compensation claims control

H.	Where applicable, sales taxes will be charged on services performed by on-site personnel and reimbursed through payroll costs.

In no event will the amount charged by Manager for such payroll costs, taxes and employee-related benefits exceed those expenditures actually incurred by Manager (or by the employment contractor selected by Manager) on Owner’s behalf. With respect to the foregoing percentage for Workers’ Compensation Insurance, Owner agrees that such percentage of total payroll shall be reimbursed to Manager, subject to periodic adjustment of such percentage as set forth above.

III. Direct expenses of the Manager such as photocopying expenses special handling postage, and long-distance phone charges and travel expenses.

Initials:	/s/ FA	/s/ TT
	Owner	Manager

SCHEDULE C

LIST OF PERIODIC ACCOUNTING REPORTS

AND PROPERTY OPERATING STATEMENTS

1.	Balance Sheet

2.	Income Statement/Statement of Operations

3.	Member’s Equity Statement

4.	Cash Flow Statement

5.	Budget Variance Reports

6.	Bank Reconciliations

7.	Capital Expenditure Report

8.	Property Rent Roll

9.	Aged Delinquency Report

10.	Cash Disbursement Report

11.	Accounts Payable Report

Initials:	/s/ FA	/s/ TT
	Owner	Manager

SCHEDULE D

MANAGER’S COMPENSATION

I. Management Fee. Subject to the terms and provisions hereof, Manager’s compensation for management of the Property shall be a fee (the “Management Fee”) equal to two and one-half percent (2.5%) of the gross receipts actually received from the operation of the Property, determined on a cumulative annualized basis (unless any such annual period shall be shortened as a consequence of the termination or expiration of the term of this Agreement) Therefore, subject to the provisions of the next succeeding sentence, the Management Fee for any calendar year will not exceed two and one-half percent (2.5%) of the gross receipts derived from the operation of the Property during such calendar year. Subject to adjustment on an annualized basis as hereinabove set forth, the Management Fee will be calculated at the end of each monthly accounting period and will be considered an expense attributable to that period. Payment of the Management Fee will be made in arrears from the Operating Account monthly on or before the tenth (10) day of the month following the end of the previous monthly accounting period, and there shall be an annual reconciliation within thirty (30) days after the end of each fiscal year. Upon the commencement or termination of this Agreement on a day other than the last day of the calendar month, the Management Fee shall be prorated on a per diem basis for the remainder of the calendar month; and therefore, in that circumstance, the initial or final monthly Management Fee shall be based on the total income for the last normal month prior to commencement or termination of this Agreement. The term “gross receipts” for the purposes of this Agreement shall include proceeds from rent or business interruption insurance, if any, but shall not include tenant security deposits unless forfeited and recognized as income by the Owner, nor shall such gross receipts include insurance loss proceeds, or any award or payment made by any governmental authority in connection with the exercise of any right of eminent domain or any proceeds from the sale, exchange, mortgaging or refinancing of the Property, or the proceeds of any loan.

II. Restoration/Renovation Fee. Manager’s compensation for supervision and coordination of restoration activities due to fire, flood, hurricane, tornado, or other like occurrences and rehabilitation/renovation of the Property, including but not limited to roof repair or replacement; major HVAC repair or replacement; major electrical system repair or replacement; and major parking lot and/or landscape improvement or repair, shall be equal to 5% of gross restoration expenditures, including fees of architects and engineers. Notwithstanding the foregoing, no such fees for restoration or renovation shall be charged or payable without Owner’s prior written approval.

III. Additional Services. In consideration for any additional services other than the services required under this Agreement, and with Owner’s prior approval, Manager’s employees’ time will be billed at $50.00 per hour.

Initials:	/s/ FA	/s/ TT
	Owner	Manager